INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Registration Statement Number 33-42500 on Form S-8, in Registration Number 33-42553 on Form S-8, in Registration Statement Number 33-42499 on Form S-8, and in Registration Statement Number 33-64355 on Form S-3, of our reports (which express an unqualified opinion and include an explanatory paragraph relating to a change in accounting for the impairment of long-lived assets and for long-lived assets to be disposed of) dated February 25, 1997, appearing in and incorporated by reference in this Annual Report on Form 10-K of Dillard Department Stores, Inc. and subsidiaries for the year ended February 1, 1997.



DELOITTE & TOUCHE LLP

New York, New York
April 25, 1997